Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13G and all amendments thereto with respect to the Common Shares, $0.001 par value, of The India Fund, Inc. beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: January 13, 2011

PLATINUM PARTNERS LIQUID OPPORTUNITY MASTER FUND L.P.

By:	/s/ Oliver Jimenez
Oliver Jimenez
Chief Compliance Officer

PLATINUM PARTNERS VALUE ARBITRAGE FUND L.P.

By:	/s/ Oliver Jimenez
Name: Oliver Jimenez
Title: Chief Compliance Officer